                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
                                  BIOGEN, INC.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[BIOGEN LOGO]


Notice of 1998 Annual Meeting

and Proxy Statement

--------------------------------------------------------------------------------

[BIOGEN LOGO]

                                                                     May 8, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Biogen, Inc. to be held at 10:00 a.m. on Friday, June 19, 1998 at the Company's offices located at 12 Cambridge Center, Cambridge, Massachusetts.

     At the Annual Meeting, four persons will be elected to the Board of Directors. The Board of Directors recommends the re-election of the nominees named in the Proxy Statement. In addition, the Company will ask the stockholders to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

     Whether you plan to attend the Annual Meeting or not, it is important that you promptly fill out, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                            Sincerely,

                                            /s/ James L. Vincent

                                            James L. Vincent
                                            Chairman of the Board

     YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                                  BIOGEN, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 19, 1998

TO THE STOCKHOLDERS OF BIOGEN, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Biogen, Inc., a Massachusetts corporation, will be held at 10:00 a.m. on Friday, June 19, 1998, at Biogen's offices located at 12 Cambridge Center, Cambridge, Massachusetts 02142, for the following purposes:

          1. To elect four members to the Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2001 and until their successors are duly elected and qualified or their earlier resignation or removal.

          2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

          3. To transact such other business as may be properly brought before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     All stockholders are cordially invited to attend the Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ JAMES L. VINCENT

                                            JAMES L. VINCENT
                                            Chairman of the Board

Cambridge, Massachusetts
May 8, 1998

                                  BIOGEN, INC.
                              14 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 679-2000

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS
                          TO BE HELD ON JUNE 19, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Biogen, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") which will be held at the Company's offices at 12 Cambridge Center, Cambridge, Massachusetts on Friday, June 19, 1998, at 10:00 a.m., for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by valid proxies, received in time for the Meeting and not revoked prior to the Meeting, will be voted at the Meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to the Secretary of the Company a signed statement of revocation or a duly executed proxy bearing a later date. Any stockholder at the Meeting who has executed a proxy but is present may vote in person by revoking the proxy. This Proxy Statement and the accompanying proxy are being mailed on or about May 8, 1998 to all stockholders entitled to notice of and to vote at the Meeting.


     The close of business on April 23, 1998 is the record date for determining the stockholders entitled to notice of and to vote at the Meeting. On that date, the Company had 73,691,965 shares of Common Stock outstanding and entitled to vote.


                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of twelve members divided into three equal classes serving staggered three-year terms. The term of one class of directors expires at the Meeting. Four directors are to be elected to the class whose term expires at the Meeting, to hold office until the Annual Meeting of Stockholders in 2001 and until their successors are duly elected and qualified or their earlier resignation or removal.

VOTE

     A plurality of the votes cast at the Meeting is required to elect a director. If any nominee is unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend. THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF ALAN BELZER, MARY L. GOOD, KENNETH MURRAY AND JAMES W. STEVENS AS DIRECTORS.

INFORMATION ABOUT THE DIRECTORS

[PICTURE]                 Director since 1991; Member of the class of directors
                          with term ending in 2000; Visiting Physician, Adjunct
Alexander G. Bearn, M.D.  Professor at the Rockefeller University in New York
(age 75)                  since 1966 and Trustee of the Rockefeller University
                          since 1970; Trustee of Howard Hughes Medical
                          Institute since 1987; from 1979 to 1988, Senior Vice
                          President for Medical and Scientific Affairs of the International Division of Merck & Co.; Director of
                          Vasomedical, Inc.; member of the Scientific Board of the Company and nominated as a director pursuant to designation by the Scientific Board.

[PICTURE]                  Director since 1990; President, Chief Operating
                           Officer and Director, Allied- Signal, Inc. from 1988
Alan Belzer                to 1993; from 1983 to 1988, Executive Vice President
(age 65)                   and President, Engineered Materials Sector,
NOMINEE FOR RE-ELECTION    Allied-Signal, Inc.


[PICTURE]                  Director since 1986; Member of the class of directors
                           with term ending in 2000; Managing Director, The
Harold W. Buirkle          Henley Group, Inc. from 1986 to 1990; from 1983 to
(age 77)                   1985, Executive Vice President, Finance and Planning,
                           Allied Corporation (now Allied-Signal, Inc.)


[PICTURE]                  Director since 1997; Managing Member, Venture Capital
                           Investors, LLC since July 1997; Under Secretary for
Mary L. Good, Ph.D.        Technology, United States Department of Commerce from
(age 66)                   1993 to June 1997; Senior Vice President, Technology,
NOMINEE FOR RE-ELECTION    Allied Signal, Inc. from 1988 to 1993; Director of
                           IDEXX Laboratories.


[PICTURE]                  Director since 1996; Member of the class of directors
                           with term ending in 1999; R.J. Reynolds Professor of
Thomas F. Keller, Ph.D.    Business Administration, Duke University, since 1974;
(age 66)                   Dean, Fuqua School of Business, Duke University, from
                           1974 until 1996; Director of American Business
                           Products, LADD Furniture Co., Inc., Dimon, Inc.,
                           Wendy's International, Nations Funds and Mentor
                           Series Trust.

[PICTURE]                  Director since 1987; Member of the class of directors
                           with term ending in 1999; Vice President, Schiller
Roger H. Morley            International University, Heidelberg, Germany since
(age 66)                   1983; Co-Managing Director, R&R Inventions Ltd.,
                           Birmingham, U.K; Advisory Director of Bank of
                           America, Illinois; Director, Blythe Industries.


[PICTURE]                  Director since 1980; Biogen Professor of Molecular
                           Biology, University of Edinburgh, Scotland since
                           1984; during 1985 and 1986, Interim Research Director
Sir Kenneth Murray, Ph.D.  of Biogen S.A; Fellow of the Royal Society; Vice
                           Chairman of the Scientific Board of the Company and
                           nominated as a director pursuant to designation by
(age 67)                   the Scientific Board.


NOMINEE FOR RE-ELECTION

[PICTURE]                  Director since 1982; Member of the class of directors
                           with term ending in 1999; Salvador E. Luria Professor
Phillip A. Sharp, Ph.D.    and Head of the Department of Biology, Center for
                           Cancer Research, Massachusetts Institute of
(age 53)                   Technology since 1991; Director of the Center for
                           Cancer Research at MIT from 1985 to 1991; Chairman of the Scientific Board of the Company and nominated as a director pursuant to designation by the Scientific
                           Board; Nobel Laureate.


[PICTURE]                  Director since December 1997; Member of the class of
                           directors with term ending in 2000; United States
Alan K. Simpson            Senator from Wyoming from 1979 to 1997; Director of
(age 66)                   PacifiCorp. and I.D.S.-American Express.

[PICTURE]                  Director since 1986; Chairman, Prudential Asset
                           Management Group from 1993 to January 1995; Executive
James W. Stevens           Vice President, The Prudential Insurance Company of
                           America and Prudential Investment Corporation from
(age 61)                   1987 to January 1995; Managing Director, Dillon, Read
                           & Company Inc. from 1985 until 1987; from 1984 until
                           1985, Group Executive of Citicorp and Citibank N.A.
                           and Chairman of Citicorp Venture Capital, Ltd;
                           Director of Maxcor Financial Group Inc., Walsh
                           International, Inc. and Pen-Tab Industries, Inc.

NOMINEE FOR RE-ELECTION


[PICTURE]                  Director since 1994; Member of the class of directors
                           with term ending in 1999; Chief Executive Officer of
James R. Tobin             Biogen, Inc. since February 1997, and President since
(age 53)                   February 1994; Chief Operating Officer of Biogen,
                           Inc. from February 1994 until February 1997; from
                           1992 to 1994, President and Chief Operating Officer of Baxter International; from 1988 to 1992, Executive
                           Vice President of Baxter International; Director of
                           Creative BioMolecules, Inc. and Genovo Inc.


[PICTURE]                  Director since 1985; Member of the class of directors
                           with term ending in 2000; Chairman of the Board of
James L. Vincent           Directors of Biogen, Inc. since 1985; Chief Executive
(age 58)                   Officer of Biogen, Inc. from 1985 to February 1997,
                           and President from 1985 to February 1994; from 1982 to 1985, Group Vice President, Allied Corporation
                           (now Allied-Signal, Inc.) and President, Allied
                           Health and Scientific Products Company; from 1979 through 1980, Executive Vice President, Chief
                           Operating Officer and a Director of Abbott
                           Laboratories, Inc.; Director of CuraGen Corporation.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     The Board has a Compensation and Management Resources Committee, a Finance and Audit Committee, a Stock and Option Plan Administration Committee, a Nominating Committee and a Project Share Committee. The Compensation and Management Resources Committee, whose members are Roger Morley (Chairman), Harold W. Buirkle, Mary L. Good, Phillip A. Sharp and James L. Vincent, makes recommendations to the Board concerning remuneration and benefits for senior executives, and reviews executive development and succession. The Finance and Audit Committee, whose members are Harold W. Buirkle (Chairman), Alan Belzer, James W. Stevens, Thomas F. Keller and James R. Tobin, reviews the Company's quarterly and annual financial statements and Annual Report on Form 10-K, considers matters relating to accounting policy and internal controls, reviews the scope of annual audits, recommends independent public accountants to the Board and makes recommendations concerning financial, investment and taxation policies. The Project Share Committee, whose members are Phillip A. Sharp (Chairman), Kenneth Murray and James L. Vincent, recommends to the Board stock and stock option awards for scientific consultants. The Stock and Option Plan Administration Committee, whose members are Roger H. Morley and Harold W. Buirkle, administers certain stock and stock option plans. The Nominating Committee whose members are Alan Belzer (Chairman), Kenneth Murray, Alexander G. Bearn, James W. Stevens and James L. Vincent, identifies, evaluates and nominates candidates to fill Board positions. The Nominating Committee will consider nominees recommended by the Company's stockholders. Stockholders wishing to nominate a person for election to the Board of Directors must follow the procedures described in the Company's By-laws.

     The Board of Directors met six times in 1997. Each of the Committees, except for the Project Share Committee and the Nominating Committee, met five times in 1997. The Nominating Committee met once in 1997. The Project Share Committee did not meet in 1997. No director attended fewer than 75% of the total number of meetings of the Board and of Committees of the Board on which he or she served during 1997.

     Non-employee members of the Company's Board of Directors receive a $20,000 per year retainer, $1,500 for each Board meeting attended and $500 for attending each meeting of Committees of the Board on which they serve, except for Committee chairmen, who receive $1,000 per Committee meeting attended. Those directors who are members of the Company's Scientific Board and who are not Company employees also received in 1997 an annual consulting fee of $15,000, $2,000 per day for Scientific Board meetings, and $500 per day for each full working day spent in the Company's laboratories, except for the Chairman of the Scientific Board whose annual consulting fee in 1997 was $75,000. Directors who are not members of the Company's Scientific Board are eligible to participate in the Company's 1985 Non-Qualified Stock Option Plan (the "1985 Plan"). During 1997, the Company granted an option for the purchase of 30,000 shares to each of Mary L. Good and Alan K. Simpson. Directors who are members of the Scientific Board are eligible to participate in the Company's 1987 Scientific Board Stock Option Plan. Directors may defer all or part of their cash compensation pursuant to the Company's Voluntary Board of Directors Savings Plan.

                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent accountants, to examine the financial statements of the Company for the year ending December 31, 1998. Price Waterhouse examined the Company's financial statements for the year ended December 31, 1997. If the stockholders do not ratify the selection of Price Waterhouse as the Company's independent accountants, the Board of Directors will reconsider its selection. The Company expects that representatives of Price Waterhouse will attend the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                SHARE OWNERSHIP

     The following table sets forth information as of April 6, 1998 concerning the ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, each current member of the Board of Directors, each of the executive officers named in the Summary Compensation Table included in this Proxy Statement and all current directors and executive officers as a group. Except as otherwise noted, the persons or entities identified have sole voting and investment power with respect to their shares.


                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
                     NAME AND ADDRESS**                       NUMBER(1)      PERCENT(1)
                     ------------------                       ---------      ----------
Alexander G. Bearn..........................................     68,200(2)      *
Alan Belzer.................................................     94,000(3)      *
Harold W. Buirkle...........................................    230,000(4)      *
Mary L. Good................................................     10,000(3)      *
Thomas F. Keller............................................     10,400(5)      *
Roger H. Morley.............................................     42,000(3)      *
Kenneth Murray..............................................    464,000(6)      *
Phillip A. Sharp............................................    480,000(7)      *
Alan K. Simpson.............................................          0         0
James W. Stevens............................................    162,000(8)      *
James R. Tobin..............................................    541,668(9)      *
James L. Vincent............................................    575,499(10)     *
Joseph M. Davie.............................................    367,422(11)     *
Irving H. Fox...............................................    178,713(12)     *
James C. Mullen.............................................    204,873(13)     *
All executive officers and directors
  as a group (23 persons)...................................  4,152,500(14)     5.38%

Neuberger & Berman, LLC.....................................  4,747,559(15)     6.40%
605 Third Ave.
New York, NY 10158-3698

Mellon Bank Corporation.....................................  4,081,301(16)     5.50%
One Mellon Bank Center
Pittsburgh, PA 15258


---------------

  * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.

 ** Addresses are given only for beneficial owners of more than 5% of the Company's outstanding shares of Common Stock.

 (1) All references to options in these notes mean those options which are held by the respective person on April 6, 1998 and which are exercisable on April 6, 1998 or become exercisable on or before sixty days after April 6, 1998. The calculation of percentages is based upon the number of shares issued and outstanding at April 6, 1998, plus shares subject to options held by the respective person at April 6, 1998, which are exercisable on April 6, 1998 or become exercisable on or before sixty days after April 6, 1998.

 (2) Includes 68,000 shares which may be acquired pursuant to options.

 (3) Represents shares which may be acquired pursuant to options.

 (4) Includes 82,000 shares which may be acquired pursuant to options.

 (5) Includes 10,000 shares which may be acquired pursuant to options.

 (6) Includes 104,000 shares which may be acquired pursuant to options.

 (7) Includes 124,000 shares which may be acquired pursuant to options.

 (8) Includes 102,000 shares which may be acquired pursuant to options.

 (9) Includes 510,142 shares which may be acquired pursuant to options, 417 shares held under the Company's 401(k) plan and 400 shares held by Mr. Tobin's children.

(10) Includes 567,500 shares which may be acquired pursuant to options. Certain of the shares acquired upon exercise of such options are subject to repurchase by the Company under certain circumstances. Includes 1,199 shares held under the Company's 401(k) plan.

(11) Includes 358,142 shares which may be acquired pursuant to options and 232 shares held under the Company's 401(k) plan.

(12) Includes 171,800 shares which may be acquired pursuant to options and 913 shares held under the Company's 401(k) plan.

(13) Includes 191,066 shares which may be acquired pursuant to options and 817 shares held under the Company's 401(k) plan.

(14) Includes 3,070,847 shares which may be acquired pursuant to options. Does not include shares which may be purchased after March 1998 by executive officers who are currently participants in the 1983 Employee Stock Purchase Plan. Includes 7,814 shares held under the Company's 401(k) plan.

(15) Neuberger & Berman, LLC and Neuberger & Berman Management, Inc. serve as sub-adviser and investment manager, respectively, of Neuberger & Berman's various mutual funds, and as such are deemed to be beneficial owners of the shares. Neuberger & Berman has sole voting power over 3,022,659 of the shares, and shares dispositive power over all of the shares. The above information was reported on a Schedule 13-G as of February 10, 1998.

(16) The shares attributed to Mellon Bank Corporation are beneficially owned by various direct or indirect subsidiaries of Mellon Bank Corporation, including Mellon Bank, N.A., which subsidiaries are either banks, investment advisors or parent holding companies. Mellon Bank Corporation is deemed to have sole voting power over 3,922,783 of the shares, shared voting power over 55,500 of the shares, sole dispositive power over 3,967,956 of the shares and shared dispositive power over 65,745 of the shares. The above information was reported on a Schedule 13-G as of January 23, 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") during the three fiscal years ended December 31, 1997.

SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                         ANNUAL COMPENSATION                ------------
                             --------------------------------------------      SHARES
    NAME AND PRINCIPAL                                     OTHER ANNUAL      UNDERLYING       ALL OTHER
         POSITION            YEAR    SALARY     BONUS     COMPENSATION(1)    OPTIONS(#)    COMPENSATION(2)
    ------------------       ----    ------     -----     ---------------    ----------    ---------------
James L. Vincent,..........  1997   $975,000   $      0       $     0         150,000          $33,564
  Chairman of the            1996    860,000    750,000             0               0           31,167
  Board                      1995    775,000    365,000             0         600,000           33,809

James R. Tobin,............  1997    573,575    400,000        43,447         240,000            5,355
  President and Chief        1996    460,000    275,000       161,707               0            4,618
  Executive Officer          1995    430,000    245,000        94,690          80,000            4,123

Joseph M. Davie............  1997    310,000     74,500        25,000          10,000            8,685
  Vice President --          1996    296,000     58,000        25,000          10,000            6,964
  Research                   1995    282,000     55,000        25,000               0            4,790

Irving H. Fox..............  1997    256,000     61,500             0          10,000            6,760
  Vice President --          1996    246,500     66,500        35,000          10,000            6,032
  Medical Affairs            1995    237,000     71,000        35,000          18,000            3,802

James C. Mullen............  1997    245,000     59,000        67,757          20,000            3,472
  Vice President --          1996    216,500     64,000             0          20,000            3,137
  International              1995    189,500     52,000             0          32,000            3,078

---------------

(1) Other Annual Compensation in 1997 for Mr. Tobin and Dr. Davie includes the portion of payments made under a contingent bonus and mortgage loan forgiveness program in connection with their hiring which became vested during the last fiscal year in the amount of $34,006 and $25,000, respectively. Other Annual Compensation for Mr. Tobin also includes relocation expense payments in the amount of $9,441. Other Annual Compensation for Mr. Mullen consists of a cost of living adjustment of $67,757 related to his service outside of the United States.

(2) All Other Compensation for Mr. Vincent, Mr. Tobin, Dr. Davie, Dr. Fox and Mr. Mullen includes the dollar value of matching contributions made in shares of the Company's Common Stock during the last fiscal year under the Company's 401(k) plan in the amount of $2,375 for each of the named individuals, and matching amounts of less than $100 per officer made by the Company under its non-qualified Voluntary Executive Supplemental Savings Plan for compensation in excess of the amount that may be taken into account under the 401(k) plan. All Other Compensation also includes, for each of the named individuals, the dollar value of premiums paid by the Company during the last fiscal year with respect to term life insurance for their benefit under an executive life insurance program in the amount of $31,089 for Mr. Vincent, $2,880 for Mr. Tobin, $6,210 for Dr. Davie, $4,285 for Dr. Fox and $997 for Mr. Mullen.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers in 1997.

                                                                                        POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                             ------------------------------------------------------       ANNUAL RATES OF
                             NUMBER OF      % OF TOTAL                                      STOCK PRICE
                               SHARES        OPTIONS                                      APPRECIATION FOR
                             UNDERLYING      GRANTED                                       OPTION TERM(2)
                              OPTIONS      TO EMPLOYEES     EXERCISE     EXPIRATION   ------------------------
           NAME              GRANTED(1)   IN FISCAL YEAR   PRICE($/SH)      DATE        5%($)        10%($)
           ----              ----------   --------------   -----------   ----------   ----------   -----------
James L. Vincent...........   150,000          10.67         $ 35.75      12/12/07    $3,372,447   $ 8,546,444
James R. Tobin.............    90,000           6.40           35.75      12/12/07     2,023,468     5,127,866
                              150,000          10.67          49.563       2/14/07     4,675,486    11,848,599
Joseph M. Davie............    10,000            .71           35.75      12/12/07       224,830       569,763
Irving H. Fox..............    10,000            .71           35.75      12/12/07       224,830       569,763
James C. Mullen............    20,000           1.42           35.75      12/12/07       449,660     1,139,526

---------------

(1) All options listed were granted pursuant to the 1985 Plan at the market price on the date of grant and have ten-year terms. All of the options, except those granted to Mr. Vincent, vest annually in equal installments over periods ranging from five to six years, commencing one year from the date of grant. The options granted to Mr. Vincent are immediately exercisable, but the shares issuable upon exercise of the options are subject to repurchase by the Company under certain conditions and for a specified period.

(2) The potential realizable values for all stockholders at the assumed annual rates of stock price appreciation of 5% and 10% would be $1,684,450,369 and $4,264,461,972, respectively. These values assume increases in the value of the shares of Common Stock outstanding at December 31, 1997 at the stated percentages over a ten-year period from an initial value of $36.0625, the average of the high and low sales prices of the Company's Common Stock on December 31, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth information regarding options held by the Named Executive Officers of the Company in 1997. The table does not reflect transactions which have occurred to date in 1998.

                                                               NUMBER OF SHARES               VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                                             OPTIONS AT YEAR-END                 AT YEAR-END(1)
                        SHARES ACQUIRED      VALUE      ------------------------------   ------------------------------
         NAME           ON EXERCISE(#)     REALIZED     EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
         ----           ---------------   -----------   --------------   -------------   --------------   -------------
James L. Vincent......      605,000       $21,263,085      985,000                0        $8,792,857      $        0
James R. Tobin........       10,000           204,370      380,857          809,143         4,747,555       7,105,515
Joseph M. Davie.......            0                 0      286,714          233,286         6,446,422       4,837,953
Irving H. Fox.........            0                 0      173,800           59,200         3,500,341         572,588
James C. Mullen.......            0                 0      204,399          112,601         3,776,682       1,141,878

---------------

(1) The value of unexercised in-the-money options at year-end assumes a fair market value for the Company's Common Stock of $36.0625, the average of the high and low sales prices of the Company's Common Stock on December 31, 1997.

(2) The options granted to Mr. Vincent are immediately exercisable, but the shares issuable upon exercise of the options are subject to repurchase by the Company under certain conditions and for a specified period.

PENSION PLAN

     The Company has a defined benefit pension plan in which all regular U.S. employees participate as of the first day of the quarter following date of hire. Effective April 1, 1996, the pension formula changed to an account balance approach. At the end of each plan year, a basic credit ranging from 2% to 15% of the participant's compensation during the year, with the percentage based on participant's age, is added to a participant's account balance. In addition, a participant may receive a supplemental credit equal to 3% (or the participant's basic credit percentage, if less) times compensation during the year over the participant's Social Security covered compensation level. Account balances grow each year at a specified rate of interest equal to the average of the One-Year Treasury Bill (T-bill) rate for the prior year plus 1%. The plan's interest credit will not be less than 5.25% nor more than 10%. The total account balance is converted to a monthly pension at retirement. Alternatively, a participant may elect to receive his or her account balance as a lump sum. For 1995 and earlier years, the benefit formula provided at different times varying amounts of benefit accrual. Each person who was a participant on or before October 31, 1986 (the date at which the plan changed from a defined contribution to a defined benefit plan) will receive a pension of not less than the value of his or her account balance as of such date, plus interest at the rate of 8%. A participant's interest in the plan is subject to a graded vesting schedule based on years of service with Biogen and fully vests after seven years of service.

     The Company also maintains the Biogen Supplemental Executive Retirement Plan ("SERP"). The SERP provides benefits that, due to tax law limits, cannot be paid from the pension plan. For certain executive officers, the SERP also preserves the level of retirement benefits provided under the pension plan's benefit formula before its amendment effective in 1989 to comply with the Tax Reform Act of 1986.

     The following table shows estimated annual benefits payable upon retirement (age 65) for life under the pension plan and the SERP. These estimates assume that account balances will grow 7% each year, that an employee will work for the Company until normal retirement age with no change from 1997 compensation, and that the participant's Social Security covered compensation level will not change.

                                                          YEARS OF SERVICE
         CURRENT SALARY              ----------------------------------------------------------
           PLUS BONUS                   15          20          25          30           35
         --------------                 --          --          --          --           --
$  200,000.......................    $ 61,000    $ 85,000    $113,000    $148,000    $  193,000
   300,000.......................      94,000     132,000     176,000     232,000       304,000
   400,000.......................     128,000     178,000     239,000     316,000       415,000
   500,000.......................     161,000     225,000     303,000     401,000       526,000
   600,000.......................     194,000     272,000     366,000     485,000       637,000
   700,000.......................     227,000     318,000     429,000     569,000       748,000
   800,000.......................     260,000     365,000     492,000     653,000       859,000
   900,000.......................     293,000     411,000     556,000     737,000       971,000
 1,000,000.......................     326,000     458,000     619,000     821,000     1,082,000
 1,100,000.......................     359,000     505,000     682,000     905,000     1,193,000
 1,200,000.......................     393,000     551,000     745,000     990,000     1,304,000

     The (i) current pensionable earnings (salary and bonus), (ii) current years of service, and (iii) projected total service at age 65 are as follows for each of the executive officers named in the compensation and option tables: Mr. Vincent ($975,000, 12.5 years, 19 years (projected)); Mr. Tobin ($973,575, 4.0 years, 16.0 years (projected)); Dr. Davie ($384,500, 5.0 years, 11.5 years (projected)); Dr. Fox ($317,500, 8.0 years, 19 years (projected)); and Mr. Mullen ($304,000, 9 years, 34 years (projected)).

EMPLOYMENT ARRANGEMENTS WITH THE COMPANY AND CERTAIN TRANSACTIONS

     Mr. Tobin, Dr. Davie, Dr. Fox and Mr. Mullen each has an employment agreement with the Company under which he receives executive life insurance and tax preparation services. The employment agreements for

Dr. Davie, Dr. Fox and Mr. Mullen each further provides for compensation in the event of termination by the Company, other than for cause, in the amount of base salary and certain medical benefits, for twelve months or until alternative employment is obtained, if earlier. The employment agreements for certain of the Named Executive Officers, other than Mr. Vincent, also provide for a specified target bonus each year. Mr. Tobin's target bonus is 85% of his base salary if he meets his performance goals for any year. Mr. Vincent has an employment agreement under which he receives term life, disability, and personal liability insurance, personal income tax preparation and tax audit services. In 1996, Mr. Vincent's agreement was amended to provide for his continued service to the Company as Chairman of the Board following the appointment of a successor Chief Executive Officer which occurred in February 1997 (the "Transition Date"). Under the amended agreement, Mr. Vincent's salary and bonus as Chairman will be determined by the Board each year but his initial salary was to be at least equal to his average salary for the three years preceding the Transition Date. In the event of a non-cause termination (whether by the Company or by Mr. Vincent in certain circumstances, including following a change of control of the Company), Mr. Vincent will be entitled to receive a payment equal to at least
2.5 times and no more than 6.5 times his average annual cash compensation for the three years preceding termination, depending upon the date of termination. In the event of termination, under certain circumstances, Mr. Vincent will be entitled to the continuation of certain benefits until age 65 as well as continued service credit and possible accelerated payment under the Company's SERP. Termination payments will be made together with the amount of certain excise taxes imposed on the termination payments. The amended agreement also includes a three-year non-competition provision and a two-year non-solicitation provision.

     In connection with the hiring of certain executives, the Company has granted bonuses contingent upon the executive's continued employment over a period of years. The Company has also, in the ordinary course of its business, made loans to certain executive officers and other key employees in connection with their hiring to facilitate their relocation to the area.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the members of the Compensation and Management Resources Committee, which determines cash remuneration and benefits for senior executives and reviews executive development and succession, were Roger H. Morley, (Chairman), Harold W. Buirkle, Phillip A. Sharp and James L. Vincent, the Chairman of the Board of the Company. In 1997, the members of the Stock and Option Plan Administration Committee, which administers the Company's stock option plans, were Roger H. Morley and Harold W. Buirkle.

                    JOINT REPORT ON COMPENSATION PHILOSOPHY
                       BY THE COMPENSATION AND MANAGEMENT
                       RESOURCES COMMITTEE AND STOCK AND
                      OPTION PLAN ADMINISTRATION COMMITTEE

     Having attained its goal of moving from a development-stage company to a fully-integrated pharmaceutical company, Biogen is now focused on achieving continued growth and development. The Company's current strategy towards this objective is to increase the worldwide market for its AVONEX(R) (Interferon Beta-1a) product, to fill its pipeline so that there are new drugs to bring to market in the future, to continue to foster the creative energies of the internal research group as a source of new development programs, and to do all of this in a financially responsible way so as to maximize value for shareholders. The Company's achievements in 1997 reflect its efforts toward fulfilling this strategy. These achievements included maintaining the position of AVONEX(R) as the market leader in the United States multiple sclerosis market, launching AVONEX(R) in Europe, accelerating development of the Company's clinical pipeline and reporting record revenues, net income and earnings per share.

     The goals that Biogen has set and the strategy it has adopted are challenging. The Company's success in achieving its mission to date and the magnitude of this success are due in large part to the Company's philosophy and practice of recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills typically gained from successful experiences in positions of greater scope and responsibility in pharmaceutical and other industry settings. A competitive compensation program has been a crucial part of the Company's efforts. The Biogen executive compensation program consists of three parts: base salary and benefits, annual bonus and stock options. The Company's target for total compensation is to be competitive with Fortune 500 pharmaceutical companies, which typically results in Biogen pay levels at or above the 75th percentile of the entire biotechnology industry. The entire biotechnology industry includes all biotechnology companies, including many smaller companies that have not yet successfully developed and marketed products. Compensation levels at Biogen are most appropriately compared with major biotechnology companies, generally those peer companies with significant revenues and at least one product successfully developed and marketed. In 1997, the total compensation package paid to executive officers, other than the Chief Executive Officer, was about average compared to the major biotechnology companies with respect to cash compensation and the value of stock options granted. Individual compensation decisions are made with reference to progress toward goals tailored for Biogen's stage of development.

BASE SALARY AND BENEFITS

     Company philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company's vision and mission over the long term. Determinations of appropriate base salary levels and other compensation elements are generally made through participation in a variety of industry surveys and studies, as well as by monitoring developments in key industries such as the pharmaceutical and the biotechnology industries. Periodic adjustments in base salary relate to competitive factors and to individual performance evaluated against pre-established objectives. Executive officers are also entitled to participate in benefit plans generally available to employees and receive executive life insurance and other benefits as described elsewhere in this Proxy Statement.

ANNUAL BONUS

     The Compensation and Management Resources Committee of the Board, in its discretion, may award bonuses to executive officers, and the Company pays bonuses based on each executive officer's performance goals. The intent of the annual bonus is to motivate and reward performance of senior executives measured against distinct and clearly articulated goals in light of the competitive compensation practices of the biotechnology industry. The goals vary with responsibilities and are generally based on individual milestones rather than overall measures of the Company's performance. In 1997, these goals included: the successful launch of AVONEX(R) in Europe, the acquisition of new technologies (CVT-124), out-licensing of certain technologies (VLA-4, Hirulog), achievement of certain research, development and clinical milestones with respect to development-stage products and work towards United States Food and Drug Administration approval of the Company's Research Triangle Park facility for the manufacture of AVONEX(R).

STOCK OPTIONS

     Stock options are a fundamental element in the total compensation program because they emphasize long- term Company performance as measured by creation of stockholder value and foster a community of interest between stockholders and employees. Accordingly, the Company believes that the use of stock options is preferable to other forms of stock compensation such as restricted stock. Options are granted to all regular full-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Company considers not only competitive factors, changes in responsibility and the executive officer's achievement of individual pre-established goals, but also the number and terms of options previously granted to the officer. In addition, the Company usually makes a significant grant of options when an executive officer joins the Company. The size of option grants to executive officers is determined by the Stock and Option Plan Administration Committee.

     Options are granted, as a matter of Company policy, at 100% of the fair market value on the date of grant. The Company generally awards options to officers on employment and at regular intervals, but other awards may be made. Some of the Company's stock option plans also provide for granting options to members of the Board of Directors and the Scientific Board. Options granted to employees generally vest over periods ranging from five to seven years after grant.

CEO COMPENSATION

     The compensation of Biogen's Chief Executive Officer reflects the Company's general compensation philosophy. Mr. Tobin's compensation in 1997 was not formula-based but rather was determined by the Compensation and Management Resources Committee and the Stock and Option Plan Administration Committee based on the Committees' assessment of Mr. Tobin's performance and review of data showing the compensation of Mr. Tobin's peers in the pharmaceutical industry. Mr. Tobin's performance was evaluated by the Committees by considering various factors, including the breadth of Mr. Tobin's responsibilities and progress made by the Company toward its goals as measured by the Committees' assessment of the performance of the key departments. In 1997, the Company's progress and the quality of Mr. Tobin's performance were reflected in the Company's various achievements. These achievements included maintaining the position of AVONEX(R) as the market leader in the multiple sclerosis market in the United States, launching AVONEX(R) in Europe, completing early stage clinical trials of several key development-stage products, completing several key licensing transactions and reporting record revenues, net income and earnings per share.

     In determining whether to grant options to Mr. Tobin, the Compensation and Management Resources Committee and the Stock and Option Plan Administration Committee consider not only competitive factors and Mr. Tobin's performance, but also the number and terms of options previously granted. Options were granted to Mr. Tobin in 1997 in recognition of his performance and as an additional incentive for the future.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(m)

     Internal Revenue Code Section 162(m) ("Section 162(m)") precludes a public corporation from taking a deduction for certain compensation in excess of $1 million paid to its chief executive officer or any of its four other highest paid officers. At such time as this limitation would affect the Company, the Board and Committees will assess the practical effect on executive compensation and determine what action, if any, is appropriate.

COMMITTEES' ROLES

     The stock option plans for senior executives are administered by the Stock and Option Plan Administration Committee of the Board of Directors. Other compensation decisions for senior executives are made by the Compensation and Management Resources Committee or, in the case of the Chief Executive Officer, by the Board based on recommendations from that Committee.

                                        Roger H. Morley, Chairman,
                                         Compensation and Management Resources
                                        Committee
                                        Harold W. Buirkle
                                        Phillip A. Sharp
                                        James L. Vincent

                      SECTION 16 (A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     The Company's officers, directors and greater-than-ten-percent stockholders are required to file reports of ownership and change of ownership with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Based solely on information provided to the Company by the individual directors and officers, the Company believes that, during the fiscal year ended December 31, 1997, all such parties complied with all applicable filing requirements except for late reporting of the following transactions: (i) an amended filing for each of Timothy Kish and James Tobin, each to correct information regarding a single transaction, and (ii) a late filing of a Form 3 for Alan Simpson upon his joining the Board.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on December 31, 1992 and ending December 31, 1997 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period; by
(ii) the share price at the beginning of the period) with the cumulative return of the Standard & Poor's 500 Stock Index and the NASDAQ Pharmaceutical Stocks Total Return Index. The NASDAQ Pharmaceutical Stocks Total Return Index, which is calculated and supplied by NASDAQ, represents all companies trading on NASDAQ under the Standard Industrial Classification (SIC) Code for pharmaceutical, including biotechnology, companies. Biogen has not paid dividends, and no dividends are included in the representation of the Company's performance. The share prices have been adjusted to reflect a two-for-one stock split effected by the Company in November 1996. The stock price performance on the graph below is not necessarily indicative of future price performance.

                                                          NASDAQ
        Measurement Period                             Pharmaceutical
      (Fiscal Year Covered)              BIOGEN            Index            S&P 500
               1992                      100.0             100.0             100.0
               1993                       84.8              89.1             110.1
               1994                       88.8              67.1             111.5
               1995                      130.9             122.7             153.4
               1996                      164.9             123.1             188.6
               1997                      154.8             127.2             251.5

                                 MISCELLANEOUS

PROPOSALS OF STOCKHOLDERS

     To be included in the Company's 1999 Proxy Statement for consideration at the Annual Meeting of Stockholders to be held in 1999, stockholder proposals must be received by the Company, marked for the attention of the "Vice President-General Counsel," not later than January 8, 1999.

SOLICITATION AND VOTING OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Directors, officers and other employees of the Company may also solicit proxies by telephone, telegram, fax and personal solicitation. No additional compensation will be paid to any director, officer or employee for such solicitation. The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of the Company's Common Stock for their expenses in forwarding proxy material to such beneficial owners. The Company has hired D.F. King & Co., Inc. to act as its proxy solicitation agent for the Meeting at a cost of approximately $5,000.

     Stockholders of record on April 23, 1998, will be entitled to vote at the meeting on the basis of one vote for each share held. If a stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. Unless authority to vote for any of the proposals is withheld, the shares represented by the enclosed proxy will be voted for such proposals. With respect to the matters to be acted on at the Meeting, abstentions and broker non-votes will neither count for nor against the proposal to be voted upon. For all proposals, abstentions and broker non-votes will be counted toward determination of a quorum.

INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the reports of the compensation and stock option committees and the performance graph included in this Proxy Statement shall not be incorporated by reference into any such filings.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Meeting. If other business is properly brought before the Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          /s/ Michael J. Astrue

                                          Michael J. Astrue
                                          Clerk
Cambridge, Massachusetts
May 8, 1998

                                [Picture of Map]

                              DIRECTIONS TO BIOGEN

FROM LOGAN AIRPORT & BOSTON                   FROM NORTH OR SOUTH
Take Sumner Tunnel to Expressway (Rte.        Rte. 93 to Storrow Drive. Take Storrow
93). Go up ramp for 1/4 mile following        Drive to exit marked Kendall Square. Go
signs for Storrow Drive. Take Storrow         across Longfellow Bridge over Charles
Drive to left exit marked Kendall Square.     River and follow straight...
Go across Longfellow Bridge over Charles
River and follow straight. Marriott Hotel     FROM WALTHAM AND RTE. 2
will be 1 1/2 blocks down on left...          Rte. 2 to Memorial Drive eastbound. (You
                                              will pass Harvard University, The B.U.
FROM "T"                                      Bridge, The Mass Ave. Bridge and MIT.)
Take "T" to Kendall Square/MIT stop. Walk     After passing MIT, STAY TO THE RIGHT. Take
straight up stairs...                         left at lights (Kendall Square) onto
                                              Binney Street. Take left at 2nd light onto
                                              Third St. Proceed to end and turn right
                                              onto Broadway...
                   LOGO

FROM LOGAN AIRPORT & BOSTON                 FROM MASS AVE.,
Take Sumner Tunnel to Expressway (Rte.      Follow Mass Ave. onto Main Street. Take
93). Go up ramp for 1/4 mile following      left onto Ames Street at Legal Seafood...
signs for Storrow Drive. Take Storrow
Drive to left exit marked Kendall Square.   FROM WEST AND MASS PIKE
Go across Longfellow Bridge over Charles    Take Mass Pike to exit 18 (Cambridge/
River and follow straight. Marriott Hotel   Allston/Brighton exit). After toll, bear
will be 1 1/2 blocks down on left...        right (Cambridge/Somerville). Go straight
                                            across River Street Bridge. Turn right
FROM "T"                                    onto Memorial Drive eastbound. After
Take "T" to Kendall Square/MIT stop. Walk   passing MIT, STAY TO THE RIGHT. Take left
straight up stairs...                       at first set of lights (2nd Kendall Square
                                            sign) onto Binney Street. Take left at 2nd
                                            light onto Third Street. Proceed to end
                                            and turn right onto Broadway...
                   LOGO

  NOTE: UPON REACHING KENDALL SQUARE, PLEASE REFER TO KENDALL SQUARE CAMBRIDGE
   CENTER DETAIL MAP FOR BIOGEN BUILDING LOCATIONS AND PARKING INSTRUCTIONS.

                                      LOGO

                              14 CAMBRIDGE CENTER

                              CAMBRIDGE, MA 02142

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT

                                  MEETING DATE

                                 JUNE 19, 1998

                                  BIOGEN, INC.

                               PROXY SOLICITED BY
                     THE BOARD OF DIRECTORS OF BIOGEN, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 19, 1998

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 8, 1998, and does hereby appoint James L. Vincent, James R. Tobin, and Michael J. Astrue, and each of them, proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of Biogen, Inc., a Massachusetts corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 19, 1998 at 10:00 a.m. at the Company's offices located at 12 Cambridge Center, Cambridge, MA 02142.

    The shares represented hereby will be voted as directed herein. IN EACH CASE IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NAMED NOMINEES AS A DIRECTOR AND FOR PROPOSAL 2 BELOW. AS TO ANY OTHER MATTER, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as name appears on this card. Joint owners should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person.

HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?


---------------------------------        ---------------------------------------

---------------------------------        ---------------------------------------

---------------------------------        ---------------------------------------

  X      PLEASE MARK VOTES AS IN THIS EXAMPLE
-----


1. Election of Directors

[ ] FOR nominees listed below  [ ] WITHHOLD AUTHORITY  [ ] FOR ALL EXCEPT

NOMINEES: Alan Belzer, Mary L. Good, Kenneth Murray and James W. Stevens for a three-year term ending at the Annual Meeting of Stockholders in 2001 and until their successors are duly elected and qualified or their earlier resignation or removal.

Note: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2. To ratify the selection by the Company's Board of Directors of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

      [ ] FOR                 [ ] AGAINST            [ ] ABSTAIN

 In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

            MARK                         MARK HERE
            HERE FOR                     IF YOU PLAN
            ADDRESS      [ ]             TO ATTEND      [ ]
            CHANGE                       THE MEETING


Record date shares:

Please be sure to sign and date this Proxy.


                             Date: ___________________________, 1998



                             ---------------------------------------
                             Signature

                             ---------------------------------------
                             Signature